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                                                                     EXHIBIT 5.1


                  OPINION AND CONSENT OF LEGAL COUNSEL


                                                               February 16, 2001


Cyberonics, Inc.
16511 Space Center Boulevard, Suite 600
Houston, Texas  77058


Ladies and Gentlemen:

     We acted as counsel to Cyberonics, Inc., a Delaware corporation (the "COMPANY"), in connection with the preparation of the Company's Registration Statement on Form S-3 as filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "REGISTRATION STATEMENT"), which Registration Statement relates to the proposed offer, sale and delivery by the persons named as Selling Stockholders in the Registration Statement (the "SELLING STOCKHOLDERS") of an aggregate of up to 2,518,000 shares of the Company's common stock, $0.01 par value (the "SHARES").

     Before rendering this opinion, we have examined such certificates, instruments and documents, reviewed such questions of law and made such other investigations as we considered necessary or appropriate for the purposes of this opinion.

     Based upon the foregoing examination and review, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

     This opinion is limited in all respects to the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement.


                                        Very truly yours,


                                        VINSON & ELKINS L.L.P.